EXHIBIT B

(As approved by the Board of Directors on September 12, 2008)

Watson Wyatt Worldwide, Inc.
~~Audit Committee~~Charter of the Audit Committee

~~(Includes changes approved through November 2007)~~

This charter governs the operations of the Audit Committee (the “Committee”).

Purpose

The ~~audit~~ Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: (i) the integrity of the Company’s financial statements; (ii) the financial reporting process; (iii) the systems of internal accounting and financial controls; (iv) the performance of the Company’s internal audit function ~~and independent auditors~~; (v) the independent auditors’ qualifications, ~~and~~ independence, performance and compensation; ~~and~~ (vi) the Company’s compliance with ethics policies and legal and regulatory requirements; and (vii) review of related person transactions.

In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company, and to report regularly to the board of directors.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee shall have the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties and shall receive appropriate funding from the Company, as determined by the Committee, for payment of compensation to any such advisors.

Committee Membership

The Committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. The Committee members shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company or its subsidiaries and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the New York Stock Exchange and any other applicable listing standards. All Committee members shall be financially literate, (or shall become financially literate within a reasonable period after his or her appointment to the Committee) and at least one member shall be an “audit committee financial expert,” as defined by SEC regulations. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the board of directors has determined that such simultaneous service would not impair the ability of such member to serve effectively on the Committee.

Committee Meetings

The ~~audit~~ Committee shall meet at least four times annually. The Committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditors any audit problems or difficulties and management’s response.

Duties and Responsibilities

The primary responsibility of the ~~audit~~ Committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. While the ~~audit~~ Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the ~~audit~~ Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The ~~audit~~ Committee shall recommend to the Board whether the audited financial statements should be included in the Annual Report.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk management practices (in conjunction with the Risk Committee of the board), and ethical behavior. The Committee may form and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is comprised solely of independent directors.

The following shall be the principal duties and responsibilities of the ~~audit~~ Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

A. Supervision of the Independent Auditor

1.	The Committee shall be directly responsible for the appointment and termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting.

2.	The Committee shall receive regular reports from the independent auditors on the critical accounting policies and practices of the Company, all alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, and other matters required by SEC rules

~~2~~3.	The Committee shall review and approve the terms of the independent auditor~~’~~s’ retention, engagement and scope of the annual audit, and pre-approve any permitted audit-related and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation.

~~3~~4.	The Committee may delegate pre-approval authority to a member of the ~~audit~~ Committee. The decisions of any ~~audit~~ Committee member to whom pre-approval authority is delegated must be presented to the full ~~audit~~ Committee at its next scheduled meeting.

~~4~~5.	At least annually, the Committee shall obtain and review a report by the independent auditors describing:

  The firm’s internal quality control procedures;

  Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

  All relationships between the independent auditors and the Company (to assess the auditors’ independence).

~~5~~6.	In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet applicable SEC regulations.

B. Oversee Internal Audit, Internal Controls and Risk Management

1.	The Committee shall discuss with the head of the Company’s internal audit function~~internal auditors and the independent auditors~~ the overall scope and plan for ~~their respective~~internal audits, including the adequacy of staffing and budget~~compensation~~.

2.	The ~~C~~ommittee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company’s Code of Conduct). The Committee’s risk oversight responsibility will be a shared responsibility with the Risk Management Committee of the board.

~~3.~~ 	~~The committee shall receive regular reports from the independent auditors on the critical accounting policies and practices of the Company, all alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, and other matters required by SEC rules~~

~~4~~3.	The Committee shall review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

~~5~~4.	The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

C. Oversee Financial Reporting

1.	The Committee shall review and discuss with management and the independent auditors the adequacy of the interim financial statements, including and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of the Company’s Quarterly Report on Form 10-Q.

2.	The Committee shall discuss with the independent auditors the results of their review of the interim financial statements and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards,

~~2.~~ 	~~The committee shall review and discuss earnings press releases, including the type and presentation of information, paying particular attention to any pro-forma or adjusted non-GAAP information, as well as the Company’s critical accounting policies and practices with respect to financial information and earnings guidance provided to analysts and rating agencies.~~

~~3.~~ 	~~The committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.~~

~~4~~3.	The Committee shall review and discuss with management and the independent auditors the adequacy of the audited financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

4.	The Committee shall discuss with the independent auditors the results of their annual audit of the Company’s financial statements and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

5.	The Committee shall review and discuss with management the content of earnings press releases, including the type and presentation of information, paying particular attention to any pro-forma or adjusted non-GAAP information, as well as the Company’s critical accounting policies and practices with respect to financial information and earnings guidance provided to analysts and rating agencies.

6.	The ~~audit~~ Committee, in conjunction with the Company’s Compensation Committee, shall review and discuss with management the executive compensation disclosures included in the Company’s annual proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

~~5.~~ 	~~The committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.~~

D. Oversee Legal and Ethical Compliance

1.	The Committee shall review any legal ~~and~~or regulatory matter~~s~~ of which it is aware that may be expected to have a material impact on the Company’s financial statements.

2.	The Committee shall maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.	The Committee shall consider any requests for waivers under the Company’s Codes of Business Conduct and Ethics applicable to directors, principal executive officer, principal financial officer, executive officers and other senior management.

4.	The Committee shall review and approve or disapprove any transaction between the Company and a related person as provided in the Company’s Policy and Procedure Governing Related Person Transactions and the Code of Business Conduct and Ethics for Directors.

5.	The Committee shall receive ~~corporate attorneys’~~  reports from the Company’s legal counsel concerning any allegation~~of evidence~~ of a material violation of securities laws or breaches of fiduciary duty.

E. Report and Self-Evaluation

1.	The Committee shall report to the Board periodically on the Committee’s findings and recommendations including any issues that arise with respect to the quality or integrity of: (i) the Company’s financial statements; (ii) the performance and independence of the independent auditors; (iii) the performance of the internal audit function and; (iv) the Company’s compliance with ethical policies and legal and regulatory requirements.

2.	The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

3.	The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

4.	The Committee shall review and assess this Charter annually, and recommend to the Board amendments, as the Committee deems appropriate.

901 NORTH GLEBE ROAD ARLINGTON, VA 22203
You can submit your proxy by mail, by telephone or through the Internet. Please use only one of the three response methods.

1. By mail. Mark, sign and date your proxy card and return it in the enclosed envelope as soon as possible to Watson Wyatt Worldwide, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Or
2. By telephone. In the U.S. and Canada, you may call toll-free.
1-800-690-6903 on any touch-tone telephone to authorize the voting of these shares. You may call 24 hours a day, 7 days a week. Have your proxy card in hand when you call; then just follow the simple instructions. You may submit your vote in this manner no later than 11:59 p.m. EST on November 13, 2008.
Or
3. Through the Internet. Access the website at www.proxyvote.com to authorize the voting of these shares. You may access the site 24 hours a day, 7 days a week. Have your proxy card in hand when you access the website; then just follow the simple instructions. You may submit your vote in this manner no later than 11:59 p.m. EST on November 13, 2008.

If you vote by telephone or through the Internet, please DO NOT mail back the proxy form.

THANK YOU FOR VOTING!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WATSW1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WATSON WYATT WORLDWIDE, INC.

This proxy will be voted as directed. If no direction is made, it will be voted "FOR" Items 1, 2 and 3.

Vote On Directors

1.	Elect seven Directors to serve until the next Annual Meeting of stockholders, or until their successors are elected and qualified (Proposal No. 1);	For	Against	Abstain

	1a. John J. Gabarro	☐	☐	☐

	1b. John J. Haley	☐	☐	☐

	1c. R. Michael McCullough	☐	☐	☐

	1d. Brendan R. O'Neill	☐	☐	☐

	1e. Linda D. Rabbitt	☐	☐	☐

	1f. Gilbert T. Ray	☐	☐	☐

	1g. John C. Wright	☐	☐	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Vote On Proposals
		For	Against	Abstain

2.	Ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2009 (Proposal 2);	☐	☐	☐

3.	Approval of amendments to the 2001 Deferred Stock Unit Plan For Selected Employees, as Amended in order to satisfy Tax Code Section 162(m) (Proposal No. 3); and	☐	☐	☐

4.	Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Watson Wyatt Worldwide, Inc.
2008 Annual Meeting of Stockholders

Westin Arlington Gateway
801 North Glebe Road
Arlington, Virginia 22203

Friday, November 14, 2008
9:00 a.m. EST

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice of Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

WATSON WYATT WORLDWIDE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The person(s) signing on the reverse hereof hereby appoint(s) John J. Haley and Walter W. Bardenwerper, and each of them, as his or her proxies, each with full power of substitution and resubstitution, and authorizes them to represent and to vote all of his or her shares of capital stock of Watson Wyatt Worldwide, Inc. at the 2008 Annual Meeting of Stockholders of the Company to be held on Friday, November 14, 2008, at the Westin Arlington Gateway, 801 North Glebe Road, Arlington, Virginia 22203, at 9:00 a.m. EST and at any adjournment(s) or postponement(s) thereof, with the same authority as if the stockholder(s) were personally present, as specified on the reverse.

THE PERSON(S) SIGNING THIS PROXY HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.